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                                                                    EXHIBIT 4(e)

                     3% ANNUAL GUARANTEE DEATH BENEFIT RIDER

RIDER SECTION 1.                                 GENERAL INFORMATION

1.1   WHAT IS OUR AGREEMENT          Our agreement with you includes this rider
      WITH YOU?                      as a part of the contract to which it is
                                     attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                     We promise to provide the death benefit
                                     described in this rider as long as the
                                     contract and this rider are in force and all the terms and conditions of this rider are met.

1.2   WHAT IS THE BENEFIT            This rider provides a 3% annual guarantee
      PROVIDED BY THIS RIDER?        death benefit during the accumulation
                                     period.

1.3   WHEN WILL THIS RIDER           This rider will terminate on the earliest
      TERMINATE?                     of:

                                         a.) the date death proceeds become
                                             payable

                                         b.) the payout date;

                                         c.) the date you surrender your
                                             contract; or

                                         d.) the date you choose to end this
                                             rider. You may end it by written
                                             request.

                                     Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                                     RIDER CHARGES

2.1   IS THERE A CHARGE FOR          There is an annual charge for this rider.
      THIS RIDER?                    The annual charge is determined by
                                     multiplying the annual percentage charge
                                     (shown on the contract data page) by the average monthly contract value for the prior year. The average monthly contract value is equal to the sum of each monthly contract value (the contract value as of the same day of the month as the contract issue date) divided by the number of months.

                                     During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted upon full surrender of the contract, payment of death proceeds or selection of a payout option, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of days since the prior contract anniversary.

RIDER SECTION 3.                                 DEATH BENEFIT PROCEEDS

3.1   WHAT AMOUNT WILL BE            The amount that will be paid under this
      PAID AS DEATH BENEFIT          contract as death benefit proceeds is equal
      PROCEEDS DURING THE            to the greater of:
      ACCUMULATION PERIOD?

                                         a.) the death benefit proceeds provided
                                             by the contract to which this rider
                                             is attached;

                                         b.) the death benefit proceeds provided
                                             by any other rider attached to the
                                             contract; or

                                         c.) the 3% annual guarantee death
                                             benefit described in Rider Section
                                             4 as of the date due proof of death
                                             is received.

                                     The death benefit proceeds described above will be reduced by any applicable premium expense charges not previously deducted.

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RIDER SECTION 4.                          3% ANNUAL GUARANTEE DEATH BENEFIT

4.1   HOW DO WE DETERMINE            On the contract issue date, the 3% annual
      THE 3% ANNUAL                  guarantee value is equal to your initial
      GUARANTEE DEATH                purchase payment.
      BENEFIT?

                                     After the contract issue date, the 3%
                                     annual guarantee value on each contract
                                     anniversary will be equal to the lesser of a.) or b.) as follows:

                                         a.) The sum of all net purchase
                                             payments received, minus an
                                             adjustment for each partial
                                             withdrawal as described below, plus
                                             interest compounded daily at a rate
                                             equal to 3% per year; or

                                         b.) 200% of all net purchase payments
                                             received.

                                     The adjustment for each partial withdrawal is equal to (1) divided by (2), with the result multiplied by (3), where:

                                                (1)=   the partial withdrawal
                                                     amount;

                                                (2)=   the contract value
                                                     immediately prior to the
                                                     partial withdrawal; and

                                                (3)=   the 3% annual guarantee
                                                     death benefit immediately
                                                     prior to the partial
                                                     withdrawal, less any
                                                     adjustments for prior
                                                     partial withdrawals.

CUNA Mutual Life Insurance Company
   A Mutual Insurance Company

/s/ Michael B. Kitchen
-----------------------
      President